Exhibit 99.1

Xplore Technologies Wins Another Major

U.S. Telecommunications Deal

Xplore receives large order for recently launched fully-rugged

Bobcat tablets from top U.S. telecommunications provider

AUSTIN, Texas – October 21, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), manufacturer of the most powerful, longest-lasting and ultra-rugged and fully-rugged tablets, announced today that it received more than $6 million in purchase orders for the deployment of its fully-rugged Bobcat Windows tablet. The tablets will be used by field service technicians in the telecommunications provider’s construction and engineering divisions.

“This order reaffirms Xplore’s decision to expand its product line of ultra-rugged tablets and include fully-rugged products,” said Mark Holleran, president and chief operating officer for Xplore Technologies. “The Bobcat was chosen because the simultaneous availability of so many features means the customer doesn’t have to compromise on functionality. These orders are the first in what we expect to be a project that will run into the tens of millions of dollars.”

The telecommunications provider selected the fully-rugged Bobcat to help achieve cost savings and increased mobility for its field technicians. In addition to tablets, the telecommunications provider ordered the tablet’s vehicle mounted docks, desktop docking solution and other accessories.

“We continue to drive value for our customers and this is being reciprocated in the form of large orders such as this one,” said Philip S. Sassower, CEO and chairman of the board for Xplore Technologies. “There can now be no doubt about Xplore’s ability to win and service the largest deals in the rugged industry. We look forward to capitalizing on our great success in the telecommunications industry and bringing our world class products to other applicable industries.”

The Bobcat features a slim, lightweight design and runs Windows 7 or 8.1 operating systems. Certified MIL-STD-810G and IP 65, the Bobcat can withstand a five-foot drop and operate in extreme temperatures. As the most expansive tablet on the market, the Bobcat comes standard with integrated GPS, two full-sized USB 3.0 ports, RJ-45 gigabit Ethernet, RS-232 serial-ready port and optional 4G LTE mobile broadband.

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Supporting Information

●	For more information on Xplore Technologies: www.xploretech.com
●	For more information on the Xplore Bobcat: www.xploretech.com/products/bobcat
●	Follow Xplore on Twitter: @XploreRuggedPC

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of ultra-rugged and fully-rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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Contact Information:
Media Inquiries:	Investor Contact:
Cathy Hut	Chris Schreiber
Xplore Technologies	Taglich Brothers
(512) 485-1105	(917) 445-6207
chut@xploretech.com	cs@taglichbrothers.com